UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8‑K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 6, 2019

NEXTDECADE CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	001-36842	46-5723951
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Louisiana Street, Suite 3900, Houston, Texas 77002
(Address of Principal Executive Offices) (Zip Code)

(713) 574-1880
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8‑K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a‑12 under the Exchange Act (17 CFR 240.14a‑12)

☐	Pre-commencement communications pursuant to Rule 14d‑2(b) under the Exchange Act (17 CFR 240.14d‑2(b))

☐	Pre-commencement communications pursuant to Rule 13e‑4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b‑2 of the Securities Exchange Act of 1934 (§240.12b‑2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Lease

On March 6, 2019, Rio Grande LNG, LLC (“RGLNG”), a subsidiary of NextDecade Corporation (the “Company”), entered into a lease agreement (the “Lease”) with the Brownsville Navigation District of Cameron County, Texas (the “Landlord”) pursuant to which RGLNG has agreed to lease approximately 984 acres of land situated in Brownsville, Cameron County, Texas (the “Leased Premises”) for the purposes of constructing, operating, and maintaining (i) a liquefied natural gas facility and export terminal (the “LNG Facility”) and (ii) gas treatment and gas pipeline facilities.  Prior to the entry into the Lease Agreement, NextDecade LNG, LLC, a subsidiary of the Company and the parent of RGLNG (“NextDecade”), and the Landlord were parties to (i) a lease agreement concerning ten (10) acres of the Leased Premises (the “Ten-Acre Lease”) and (ii) a site option agreement concerning the remainder of the Leased Premises that were not the subject of the Ten-Acre Lease (as amended, the “Site Option Agreement” and, together with the Lease and the Ten-Acre Lease, the “Brownsville Land Agreements”).

The initial term of the Lease is for thirty (30) years (the “Primary Term”), which will commence on the date specified (the “Effective Date”) in a written notice by RGLNG to the Landlord (the “Effective Date Notice”), if given, confirming that RGLNG or a RGLNG affiliate has made its final investment decision for the first phase of the LNG Facility.  The Effective Date may be no later than November 6, 2019 (the “Outside Effective Date”), provided, however, that in the event RGLNG does not deliver the Effective Date Notice prior to the Outside Effective Date due to reasons unrelated to an act or omission of its own or its inability to secure one or more of the required permits for the LNG Facility, then the Outside Effective Date will be automatically extended on a month-to-month basis for a maximum of six (6) months.  If after such six-month period RGLNG does not deliver an Effective Date Notice to the Landlord, then the Lease will automatically terminate and be of no further force or effect and the Landlord will be entitled to retain any amounts prepaid under the Brownsville Land Agreements, unless otherwise agreed.   RGLNG has the option to renew and extend the term of the Lease beyond the Primary Term for up to two (2) consecutive renewal periods of ten (10) years each provided that it has not caused an event of default under the Lease.

For the first five (5) years of the Primary Term, RGLNG will pay the Landlord rent for the Leased Premises of approximately $6.3 million per annum (the “Rent”), subject to adjustments pursuant to the terms of the Lease.  After completion of such five-year period, the Rent will automatically be adjusted based on the Consumer Price Index (“CPI”) in February once every five (5) years, however, the Rent will not be increased by a percentage more than the percentage increase of the CPI during such period. In addition to Rent, RGLNG will be responsible for certain costs and charges specified in the Lease, including certain Project expenses incurred by the Landlord, insurance costs, maintenance costs and taxes.

The foregoing description of the Lease does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Lease, a redacted copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2019.  The Company intends to submit a Confidential Treatment Request to the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended, requesting that it be permitted to redact certain portions of the Lease.

Guaranty, Security Deposit

NextDecade has agreed to deliver to the Landlord simultaneously with the Effective Date Notice, if given, (i) a guaranty for RGLNG’s payment and performance obligations arising under the Lease, (ii) a security deposit in the amount of three (3) months’ Rent, or approximately $1.5 million in total, and (iii) evidence of the insurances required under the Lease.

Item 2.03.Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet

Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference in response to this Item 2.03.

Item 7.01. Regulation FD Disclosure.

On March 7, 2019, the Company issued a press release regarding the Lease described above under Item 1.01 of this Current Report on Form 8-K. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01.            Financial Statements and Exhibits.

(d)  Exhibits.

99.1	Press Release, dated March 7, 2019.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 7, 2019

NEXTDECADE CORPORATION

By:	/s/ Krysta De Lima
Name: Krysta De Lima
Title: General Counsel